April 28, 2021

Paradigm Funds
Nine Elk Street
Albany, NY 12207-1002

Re: Paradigm Funds, File Nos. 333-100507 and 811-21233

Dear Sir/Madam:

     A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 10 to the Paradigm Funds Registration Statement (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 38 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours, /s/ Thompson Hine LLP Thompson Hine LLP